Exhibit 10.46

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.
UNIT GRANT NOTICE (PERFORMANCE VESTING)
(PERFORMANCE RESTRICTED SHARE UNITS)
(2007 Equity Compensation Plan)

Valeant Pharmaceuticals International, Inc. (the “Company”), pursuant to Section 5(a) of the Company’s 2007 Equity Compensation Plan (including the Addendum thereto) (the “Plan”), hereby awards to Participant a Unit in the amount set forth below convertible into an equivalent number of Common Shares (the “Award”).  This Award will be evidenced by a Unit Agreement (the “Unit Agreement”). This Award is subject to all of the terms and conditions as set forth herein and in the applicable Unit Agreement (attached hereto) and the Plan, both of which are incorporated herein in their entirety.  Capitalized terms not otherwise defined herein or in the Unit Agreement shall have the meanings set forth in the Plan.  In the event of any conflict between the terms in the Award and the Plan, the terms of the Plan shall control, except as otherwise specifically provided herein or in the Unit Agreement.

Participant:
Equity Grant Date:	November 11, 2010
Vesting Commencement Date:
Number of Units Subject to Award:
Consideration:	Participant’s employment

Vesting Schedule:        The Units subject to this Award shall vest in accordance with the following performance thresholds, provided that Participant’s employment continues until each vesting date:

(i)  Single Vesting Share Price.

If at June 28, 2013, the Adjusted Share Price (as defined below) equals the Single Vesting Share Price (as defined below), Participant shall vest in 25% of the Units subject to the Award.

If at September 28, 2013, the Adjusted Share Price equals the Single Vesting Share Price, Participant shall vest in an additional 50% of the Units subject to the Award.

If at December 28, 2013, the Adjusted Share Price equals the Single Vesting Share Price, Participant shall vest in an additional 25% of the Units subject to the Award.

(ii) Double Share Vesting Price.

If at June 28, 2013, the Adjusted Share Price equals the Double Vesting Share Price (as defined below), Participant shall vest in 50% of the Units subject to the Award.

If at September 28, 2013, the Adjusted Share Price equals the Double Vesting Share Price, Participant shall vest in an additional 100% of the Units subject to the Award.

If at December 28, 2013, the Adjusted Share Price equals the Double Vesting Share Price, Participant shall vest in an additional 50% of the Units subject to the Award.

(iii) Triple Vesting Share Price.

If at June 28, 2013, the Adjusted Share Price equals the Triple Vesting Share Price (as defined below), Participant shall vest in 75% of the Units subject to the Award.

If at September 28, 2013, the Adjusted Share Price equals the Triple Vesting Share Price, Participant shall vest in an additional 150% of the Units subject to the Award.

If at December 28, 2013, the Adjusted Share Price equals the Triple Vesting Share Price, Participant shall vest in an additional 75% of the Units subject to the Award.

(iv) Additional Vesting

Any Units that could have been vested under any of clauses (i), (ii) or (iii) above that do not become vested on June 28, 2013, September 28, 2013 or December 28, 2013, may become vested on June 28, 2014, September 28, 2014 or December 28, 2014, respectively, based upon the Adjusted Share Price on the applicable measurement date, provided that Participant remains employed by the Company through the applicable vesting date.

(v) Interpolation

If the Adjusted Share Price on a measurement date set forth in clauses (i), (ii) and (iii) is between the Single Vesting Share Price and the Double Vesting Share Price or is between the Double Vesting Share Price and the Triple Vesting Share Price, Participant shall vest in a number of Units that is the mathematical linear interpolation between the number of Units which would vest at defined ends of the applicable spectrum.

(vi) Accelerated Vesting

Notwithstanding the foregoing vesting provisions, if on any date between the Equity Grant Date and October 25, 2013, the Per Share Price on such date:

(A) exceeds $58.24, then Participant will become vested in [Insert # of Units subject to the Award] of the Units that could have been earned under clause (i) above;

(B) exceeds $80.82, then Participant will become vested in the additional [Insert # of Units subject to the Award] of the Units that could have been earned under clause (ii) above; and

(C) exceeds $108.58, then Participant will become vested in the additional [Insert # of Units subject to the Award] of the Units that could have been earned under clause (iii) above;

provided, that the vesting that takes place pursuant to this clause (vi) if the Per Share Price target is achieved shall only take place the first time such Price Per Share target is achieved on such vesting date, there is no interpolation of vesting pursuant to this clause (vi), and to vest in any of the Units pursuant to this clause (vi) the Participant must remain employed by the Company on the applicable vesting date.

(vii) Forfeiture

Any Units that are not vested as of December 28, 2014 shall be immediately forfeited.

(ix) Definitions

For purposes of this Grant Notice and the Unit Agreement, the following terms shall have the following meanings:

(A)        “Adjusted Share Price” means the sum of (x) the average of the closing prices of the Common Shares during the 20 consecutive trading days starting on the specified measurement date (or if such measurement date does not fall on a trading day, the immediately following trading day) (“Average Share Price”); and (y) the value that would be derived from the number of Common Shares (including fractions thereof) that would have been purchased had an amount equal to each dividend paid on a Common Share after the Equity Grant Date and on or prior to the applicable measurement date been deemed invested on the dividend payment date, based on the closing price of the Common Shares on such dividend payment date.  The Adjusted Share Price and the Average Share Price shall be subject to equitable adjustment to reflect stock splits, stock dividends and other capital adjustments.

(B)         “Single Vesting Share Price,” “Double Vesting Share Price” and “Triple Vesting Share Price” means the Adjusted Share Prices equal to a compound annual share price appreciation (the “Annual Compound TSR”) of 15%, 30% and 45%, respectively, as measured from a base price of $26.51 over a measurement period from October 25, 2010 to the last trading day of the period used to calculate the Adjusted Share Price.

(C)         “Per Share Price” means the average of the closing prices of the Common Shares during 20 consecutive trading days.

Conversion to Common Shares:

Any Units that become vested as described above shall be settled into an equivalent number of Common Shares and delivered to Participant within forty five (45) days following the date of vesting.

Special Tax Withholding Right:

Participant may direct the Company to (i) withhold, from Common Shares otherwise issuable upon settlement of the Award, a portion of those Common Shares with an aggregate Market Price (defined as in Section 2.1(b) of the Plan but measured as of the delivery date) equal to the amount of the applicable withholding taxes; provided, however, that the number of such Common Shares so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding tax rates, and (ii) make a cash payment equal to such fair market value directly to the appropriate taxing authorities, as provided in the Unit Agreement.

Additional Terms/Acknowledgements:  The undersigned acknowledges receipt of, and understands and agrees to, this Unit Grant Notice, the Unit Agreement and the Plan.  Participant further acknowledges that as of the Equity Grant Date, this Unit Grant Notice, the Unit Agreement and the Plan set forth the entire understanding between Participant and the Company regarding this Award and supersede all prior oral and written agreements with respect to this Award with the exception of the following agreement only:

Other Agreement:               Participant’s Offer Letter, dated November 11, 2010

VALEANT PHARMACEUTICALS INTERNATIONAL, INC. PARTICIPANT:

By:
Signature		Signature

Title:

ATTACHMENT:	Unit Agreement

ATTACHMENT

UNIT AGREEMENT

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

2007 EQUITY COMPENSATION PLAN

UNIT AGREEMENT

EXECUTIVE MANAGEMENT (PERFORMANCE VESTING)
(LONG-TERM PERFORMANCE UNITS)

Pursuant to the Unit Grant Notice (“Grant Notice”) and this Unit Agreement (“Agreement”), Valeant Pharmaceuticals International, Inc. (the “Company”) has awarded you a Unit pursuant to Section 5 of the Company’s 2007 Equity Compensation Plan (including the Addendum thereto) (the “Plan”) convertible into the number of Common Shares corresponding to the number of Units indicated in the Grant Notice (collectively, the “Award”).  Capitalized terms not explicitly defined in the Grant Notice or this Agreement but defined in the Plan shall have the same definitions as in the Plan.  However, notwithstanding the foregoing, for purposes of this Agreement, the terms “Cause,” “Change in Control,” “Termination Date,” “Resulting RSUs” and “Good Reason” shall have the same meanings as such terms are defined in your Offer Letter dated November 11, 2010 (the “Offer Letter”).

The details of your Award are as follows.

1.             CONSIDERATION.  Consideration for this Award is satisfied by your services to the Company.

2.             VESTING.

(a)           In General. Subject to the provisions of the Plan and the acceleration provisions contained herein, your Award will vest as provided in the Grant Notice, provided that vesting will cease upon termination of your employment.  Any Units that did not become vested prior to your termination of employment or that do not become vested according to the provisions in this Section 2 shall be forfeited immediately following the date of your termination of employment.

(i)            Vesting Acceleration in Event of Death.  Notwithstanding the foregoing and any other provisions of the Plan to the contrary, in the event that your employment is terminated by the Company due to your death after October 25, 2011, the performance thresholds applicable to the Units will be applied as though the date of termination was the end of the twenty consecutive trading-day average measurement period and the Units so earned will vest in a manner consistent with the vesting thresholds described in your Grant Notice (e.g., the number of Units subject to the Award specified in the Grant Notice at an Annual Compound TSR of 15%, two times the number of Units subject to the Award specified in the Grant Notice at an Annual Compound TSR of 30%, and three times the number of Units subject to the Award specified in the Grant Notice at an Annual Compound TSR of 45%; provided that you will vest in a number of Units that is the mathematical linear interpolation between the number of Units which would vest for performance between the Annual Compound TSR thresholds), but based on the Annual Compound TSR determined through the date of termination.  Notwithstanding the immediately preceding sentence, if death occurs prior to October 25, 2011, the measurement date will still be the date of termination, but the Annual Compound TSR will be determined based on an assumed measurement period of one year.

(ii)           Vesting Acceleration in Event of Disability or Termination by the Company Without Cause or by You for Good Reason.  Notwithstanding the foregoing and any other provisions of the Plan to the contrary and subject to clause (iii) below, in the event that your employment is terminated after October 25, 2011 by the Company without Cause or by you for Good Reason, or in the event of your Disability, the performance thresholds applicable to the Units will be applied as though your Termination Date was the end of the twenty consecutive trading-day average measurement period and the Units so earned will vest in a manner consistent with the vesting thresholds described in your Grant Notice, but based on the Annual Compound TSR determined through your Termination Date, provided, however, that in the event you are entitled to benefits pursuant to this clause (ii), only a pro rata portion of such calculated Units will vest upon termination based on a fraction, the numerator of which is the number of days from the Equity Grant Date through the Termination Date, and the denominator of which is the number of days from the Equity Grant Date through October 25, 2013.  Notwithstanding the immediately preceding sentence, if termination of employment for a reason set forth in this clause (ii) occurs prior to October 25, 2011, the Units will be forfeited.

(iii)         Treatment of Units in Event of Change in Control. Notwithstanding the foregoing and any other provisions of the Plan to the contrary, in the event of a Change in Control, the Units will be converted into Resulting RSUs, determined by applying the performance thresholds applicable to the Units as though the sum of (i) fair market value of the Common Shares on the date of the Change in Control and (ii) the value that would be derived from the number of Common Shares (including fractions thereof) that would have been purchased had an amount equal to each dividend paid on a Common Share after the Equity Grant Date and on or prior to the applicable measurement date been deemed invested on the dividend payment date, based on the closing price of the Common Shares on such dividend payment date was the Adjusted Share Price, with the number of Resulting RSUs equal to the number of Units that would have vested based on the Annual Compound TSR determined through the Change in Control.  Notwithstanding the immediately preceding sentence, if termination following a Change in Control occurs prior to October 25, 2011, the measurement date will still be the date of the Change in Control, but the Annual Compound TSR will be determined based on an assumed measurement period of one year.  The Resulting RSUs will vest on October 25, 2013, subject to your continued employment; provided that in the event of involuntary termination of your employment by the Company without Cause or by you with Good Reason within the twelve (12) months following a Change in Control, the vesting and payment of such Resulting RSUs will be accelerated to your Termination Date.  Any Units that did not become Resulting RSUs will be forfeited on a Change in Control.

(b)           Timing of Settlement.  Vested Units will be settled and delivered to you as Common Shares at the time set forth in Section 4.

3.             COMMON SHARE OWNERSHIP REQUIREMENTS.  You agree to comply with any Common Share ownership requirements adopted by the Company applicable to you, which shall be on the same terms as similarly situated executives of the Company.

4.             DISTRIBUTION OF COMMON SHARES.  The Company will deliver to you a number of Common Shares equal to the number of vested Units subject to your Award as soon as practicable, but in any event no later than forty five (45) days following the date of vesting.

5.             NUMBER OF SHARES.   The number of Common Shares subject to your Award may be adjusted from time to time for capital adjustments, as provided in the Plan.  The Company will establish a bookkeeping account to reflect the number of Units standing to your credit from time to time.  However, you will not be deemed to be the holder of, or to have any of the rights of a shareholder with respect to, any Common Shares subject to your Award (including but not limited to shareholder voting rights) unless and until the shares have been delivered to you in accordance with Section 4 of this Agreement.

6.             COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE.  This Agreement is intended to comply with the requirements of section 409A of the Code and its corresponding regulations and related guidance, and shall in all respects be administered and interpreted in accordance with such requirements.  Notwithstanding any provision in this Agreement to the contrary, settlement of vested Units to Common Shares may only be made under this Agreement upon an event or in a manner permitted by section 409A of the Code.  Settlement and delivery of Common Shares on account of a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code and, if you are a “specified employee” (as defined in section 409A of the Code and determined in the sole discretion of the Company in accordance with the requirements of section 409A of the Code) at the time of your separation from service, in no event may settlement and delivery of Common Shares on account of your separation from service occur prior to the date which is six months following your separation from service.  In no event may you designate the calendar year of settlement and delivery of Common Shares.

7.             SECURITIES LAW COMPLIANCE.  You may not be issued any Common Shares under your Award unless the shares are either (i) then registered under the Securities Act of 1934 as amended (the “Securities Act”), or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act.  Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

8.             RESTRICTIVE LEGENDS.  The Common Shares issued under your Award shall be endorsed with appropriate legends, if any, determined by the Company.

9.             TRANSFERABILITY.  Your Award is not transferable, except by will or by the laws of descent and distribution.  Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, will thereafter be entitled to receive any distribution of Common Shares pursuant to Section 4 of this Agreement.

10.          AWARD NOT A SERVICE CONTRACT.  Your Award is not an employment or service contract, and nothing in your Award will be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or a Related Entity, or on the part of the Company or a Related Entity to continue such service.  In addition, nothing in your Award will obligate the Company or a Related Entity, their respective shareholders, boards of directors or employees to continue any relationship that you might have as an employee of the Company or a Related Entity.

11.          UNSECURED OBLIGATION.  Your Award is unfunded, and as a holder of a vested Unit, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Common Shares pursuant to this Agreement.  You will not have voting or any other rights as a shareholder of the Company with respect to the Common Shares subject to your Award until such Common Shares are issued to you pursuant to Section 4 of this Agreement.  Upon such issuance, you will obtain full voting and other rights as a shareholder of the Company.  Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

12.          WITHHOLDING OBLIGATIONS.  On or before the time you receive a distribution of Common Shares pursuant to your Award, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from the Common Shares, payroll and any other amounts payable or issuable to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any

Related Entity which arise in connection with your Award (the “Withholding Taxes”).  If specified in your Grant Notice, you may direct the Company to withhold Common Shares with a Market Price (defined as in Section 2.1(a) of the Plan but measured as of the date Common Shares are delivered pursuant to Section 4) equal to the amount of such Withholding Taxes; provided, however, that the number of such Common Shares so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income.

13.          NOTICES.  Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the mail, postage prepaid, addressed to you at the last address you provided to the Company.

14.          HEADINGS.  The headings of the Sections in this Agreement are inserted for convenience only and will not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

15.          AMENDMENT.  Nothing in this Agreement shall restrict the Company’s ability to exercise its discretionary authority pursuant to Section 3.1 of the Plan; provided, however, that no such action may, without your consent, adversely affect your rights under your Award and this Agreement.  Without limiting the foregoing, the Company’s Board (or appropriate committee thereof) reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change will be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

16.          MISCELLANEOUS.

(a)             The rights and obligations of the Company under your Award will be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)             You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c)             You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(d)             This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)             All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

17.          GOVERNING PLAN DOCUMENT.  Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan, provided that notwithstanding anything to the contrary herein, Sections 5.1(d), 5.7, 5.8, 5.9 and, except to the extent that the application of such Section would not result in the imposition of additional taxes under section 409A of the Code, 6.1, of the Plan shall not apply to your Award.  In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan will control; provided, however, that Section 4 of this Agreement will govern the timing of any distribution of Common Shares under your Award.  The Board (or appropriate committee thereof) will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Board (or appropriate committee thereof) will be final and binding upon you, the Company, and all other interested persons. No member of the Board (or appropriate committee thereof) will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

18.          EFFECT ON OTHER EMPLOYEE BENEFIT PLANS.  The value of the Award subject to this Agreement will not be included as compensation, earnings, salaries, or other similar terms used when calculating the employee’s benefits under any employee benefit plan sponsored by the Company or a Related Entity except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Related Entity’s employee benefit plans.

19.          CHOICE OF LAW.  The interpretation, performance and enforcement of this Agreement will be governed by the laws of the Province of Ontario and the laws of Canada.

20.          SEVERABILITY.  If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.